Exhibit 10.22

DATED 22 December 2009

MIMECAST LIMITED

and

NEIL MURRAY

SERVICE AGREEMENT

5 New Street Square | London EC4A 3TW Tel +44 (0)20 7300 7000 Fax +44 (0)20 7300 7100 DX 41 London www.taylorwessing.com

Berlin | Brussels | Cambridge | Dubai | Diisseldorf | Franklurt | Hamburg | London | Munich | Paris | Beijing | Shanghai | Alicante

INDVE\0012\Documents\Employment\Neil Murray - Service Agreement IPR Final\8417523.1

[10.2.2] [Neil Murray Services Agreement 120710.pdf] [Page 1 of 18]

[10.2.2] [Neil Murray Services Agreement 120710.pdf] [Page 2 of 18]

THIS AGGREEMENT is made on 22 December 2009

BETWEEN

(1)	MIMECAST LIMITED whose registered office is at 2-8 Balfe Street, London, N1 9EG (company registration number 04698693) (the “Company”); and
(2)	NEIL MURRAY (the “Executive”).

AGREED TERMS

1.	Definitions and Interpretations
1.1	In this agreement including any schedule the following expressions shall have the following meanings:

“Board” means the board of directors of the Company from time to time or any committee of the Board duly appointed by it;

“Business Day” means any day other than a Saturday, Sunday or any other day that is a public holiday in the place from which the notice in question was sent;

“Effective Date” means 14 March 2003;

“Employment” means the employment of the Executive by the Company;

“Group” means the Company and its Group Members;

“Group Member” means the Company and any “group undertaking” (as defined in section 1161 of the Companies Act 2006) of the Company; and

“Termination Date” means the date on which the Executive’s employment under this agreement terminates.

1.2	In this agreement and any schedule:
(a)

reference to any statute or statutory provision includes a reference to that statute or statutory provision as amended, extended or re-enacted and to any regulation, order, instrument or subordinate legislation under the relevant statute or statutory provision;

(b)	reference to the singular includes a reference to the plural and vice versa;
(c)	reference to any clause or schedule is to a clause or schedule (as the case may be) of or to this agreement;
(d)	reference to any gender includes a reference to all other genders; and
(e)

references to persons include bodies corporate, unincorporated associations and partnerships and any reference to any party who is an individual is also deemed to include their respective legal personal representative(s).

2.	Commencement of Employment
2.1	The Company shall employ the Executive and the Executive agrees to act as a Chief Technical Officer on and subject to the terms and conditions specified in this agreement.
2.2	The Employment shall begin on the Effective Date and shall continue until terminated in accordance with the terms of this agreement.
2.3	The Executive’s period of continuous employment for the purposes of the Employment Rights Act 1996 began on the Effective Date.
2.4	The Executive warrants that by entering into this agreement he will not be in breach of any express or implied terms of any contract with or any other obligations to any third party.
2.5

The Executive warrants that he has the unrestricted right to work in the United Kingdom without any additional immigration approvals and that he has provided the Company with all necessary assistance to enable the Company to comply with its duties under the Immigration Asylum and Nationality Act 2006. The Executive undertakes to notify the Company immediately if any such right ceases, or is reasonably expected to cease during the Employment and to immediately provide the Company with written details of changes to his personal circumstances that might affect his immigration permission.

2.6

In order for the Company to comply with its duties to prevent illegal working, if the Executive is a sponsored migrant under the Points Based System, the Executive is required to notify the Company in writing within five working days of any change in the Executive’s personal contact details (home address, home telephone number and mobile telephone number).

[10.2.2] [Neil Murray Services Agreement 120710.pdf] [Page 3 of 18]

2.7

The Executive undertakes to provide on request, and if necessary at least once in every 12 month period, the Executive’s original passport and other satisfactory documentary evidence of his right to work in the UK. The Executive acknowledges that his continuing employment with the Company is conditional on compliance with this obligation and the duties in clauses 2.5 and 2.6, and that failure to comply to the Company’s satisfaction may result in disciplinary action under the Company’s Disciplinary Procedure.

3.	Duties

The Executive:

(a)

shall faithfully and diligently perform such duties and exercise such powers as may be assigned to or vested in the Executive from time to time by or under the authority of the Board in such manner as shall be specified by or under the authority of the Board and shall use his best endeavours to promote, protect and develop the interests of the Company and any Group Member as directed by the Board;

(b)	shall report to the Chief Executive Officer as and when reasonably required or to such other person as the Board may direct;

(c)

shall devote the whole of his time attention and abilities to the performance of his duties during the Company’s normal business hours of 9.30 am to 5.30 pm Monday to Friday inclusive and at such other times as may reasonably be necessary in the interests of the Company (unless prevented by illness or other incapacity and except as may from time to time be permitted or required by the Board);

(d)

acknowledges that he holds a senior executive position with certain autonomous decision taking powers and therefore is not subject to regulation 4(1) of the Working Time Regulations 1998 but without prejudice to that the Executive accepts that by signing this agreement he has agreed that, insofar as it would apply to the Employment, regulation 4(1) of the Working Time Regulations 1998 shall not apply unless the Executive withdraws such agreement by giving to the Company not less than three months prior notice in writing;

(e)	undertakes not to harm the reputation of the Company or any Group Member;
(f)	shall report to the Board his own wrongdoing and any wrongdoing or proposed wrongdoing of any employee or director of the Company or any Group Member immediately on becoming aware of it;
(g)	shall report to the Board:
(i)	the plans of any other senior employee to leave the Company or any Group Member (whether alone or in concert with any other employee);
(ii)	the plans of any other senior employee (whether alone or in concert with any other employee) to join a competitor or to establish a business in competition with the Company or any Group Member;
(iii)	the misuse by any employee of any Confidential Information belonging to the Company or any Group Member;
(h)	shall ensure that he meets the requirements of any regulatory body or any other entity whose consent or approval is required to enable him to undertake any of his duties; and
(i)

shall when requested to do so, fully and promptly give the Board such explanations, information and assistance as it may require relating to the transactions and affairs of the Company and any Group Member of which the Executive shall have knowledge or of which the Executive ought to have knowledge.

4.	Place of Employment
4.1	The Executive’s place of employment shall be at the offices of the Company at 2-8 Balfe Street, London, N1 9EG or at such other place within the United Kingdom as the Company may reasonably require.
4.2

The Executive shall travel to such parts of the world as the Board may direct or authorise. If the Company requires the Executive to work outside the United Kingdom for a period of more than one month it will provide him with written details of any terms and conditions which may apply to that work and to his return to the United Kingdom.

[10.2.2] [Neil Murray Services Agreement 120710.pdf] [Page 4 of 18]

5.	Remuneration and Benefits
5.1	Salary
(a)

The Executive shall be paid a basic salary of £125,000 per annum for the proper performance of his duties, which shall be subject to deduction of tax and National Insurance contributions. This salary will accrue from day to day and will be payable by equal monthly instalments in arrears on the last Friday of each month and will include any director’s and other fees and emoluments receivable by him as a director of the Company or of any Group Member.

(b)

The basic salary will be reviewed, but need not be increased, by the Board on and with effect from 1 April 2010 and thereafter not less than once in each calendar year. There will be no review of the salary after either party has given notice of termination.

(c)

The Executive will also be entitled to participate in the Company’s discretionary bonus plan from time to time in force. The bonus payable to the Executive under the current plan will be £75,000 per annum and will be subject to prior deductions as required by law. Payment of a bonus in any one year does not guarantee nor create an expectation of any future bonus payments.

(d)	The Executive will not be entitled to receive any additional remuneration for work performed outside normal business hours for the Company.
(e)	One calendar day’s basic salary is 1/365th of the Executive’s annual basic salary.
5.2

Details of any benefits that may be introduced by the Company shall be available from the Company secretary. To the extent that any introduced benefits are taxable, the Executive will be responsible for all of those liabilities.

6.	Expenses and Receipts
6.1

Subject to clause 6.2, the Executive shall be reimbursed all reasonable hotel, travelling, entertainment and other expenses properly incurred by him in the course of the Employment in accordance with the Company’s regulations from time to time.

6.2	Reimbursement of expenses incurred by the Executive will only be made on production of valid receipts for such expenses acceptable to the Company.
6.3

The Executive must not without the prior written authorisation of the Board directly or indirectly seek, receive or obtain, in respect of the performance of his duties or of any goods or services sold or purchased or other business transacted (whether or not by the Executive) by or on behalf of the Company or any Group Member, any personal benefits, discount, rebate, commission, bribe, kickback or other inducement (“Inducement”) (whether in cash or in kind) which is not expressly authorised by the Company in advance. In the event that the Executive or any person on the Executive’s behalf directly or indirectly receives any such Inducement, the Executive must immediately account to the Company for the amount so received.

7.	Pension
7.1	The Executive is not eligible for membership of any occupational pension scheme.

7.2	A contracting-out certificate is not in force in respect of the Executive’s employment.
8.	Holidays
8.1

The Executive shall in addition to normal public holidays in England and Wales be entitled to 25 working days’ paid holiday during each year commencing on 1 January and pro rata for any shorter period.

8.2

The holiday year is from 1 April to 31 March. Up to five days’ holiday entitlement may be carried forward to the following holiday year. Carried forward entitlement must by used by 30 September of the following holiday year, after which it will be forfeited. There shall be no entitlement to pay in respect of accrued but not taken holiday except under clause 8.4.

8.3

The times at which annual holidays may be taken are at the discretion of the Company, and not more than two weeks may be taken at any one time without the prior written consent of the Company, which shall not be unreasonably withheld.

8.4

On termination of the Employment the Executive shall be entitled to receive a payment representing holiday accrued and as yet untaken on a pro rata basis for the number of completed calendar months he has worked during the current holiday year. For these purposes any paid holiday that has been taken by the Executive (including any paid holiday on public holidays) shall be deemed first to be statutory paid holiday. If the Executive has taken holidays in excess of his accrued entitlement he will be required to refund to the Company a sum representing such unearned holiday. Payments under this clause 8.4 shall be calculated at a rate of 1/260th of annual basic salary payable to the Executive pursuant to clause 5.1 from time to time per day of holiday.

[10.2.2] [Neil Murray Services Agreement 120710.pdf] [Page 5 of 18]

9.	Sickness Absence
9.1	If the Executive is absent from work due to sickness or injury, he may be entitled to statutory sick pay. Any other payment will be at the discretion of the Company.
9.2

In the event of the Executive being absent from work on the grounds of sickness or injury for a continuous period exceeding 10 working days’, the Executive agrees to consent to medical examinations (at the Company’s expense) by a medical practitioner nominated by the Company should the Company so require in relation to such absence. The Executive agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant medical practitioner and otherwise, as appropriate, subject to written confidentiality being agreed by all parties.

9.3

Without prejudice to clause 13, if, in the opinion of the Board, the Executive is or has been or may be unable to perform his duties properly by reason of sickness or injury for a period or periods exceeding an aggregate of three months in any 12 month period the Company shall be entitled to terminate the Employment by giving four months’ notice notwithstanding that any entitlement of the Executive to any insurance or assurance benefit, including under the Company’s permanent health insurance scheme, may be lost or diminished.

9.4

If the Executive’s absence is caused by the actionable negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company shall constitute loans to the Executive, who shall:

(a)	forthwith notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded as a result of such negligence;
(b)	if the Company so requires, refund to the Company such sum as the Company may determine, not exceeding the lesser of;
(i)	the amount of damages recovered by the Executive under any compromise, settlement or judgment; and
(ii)	the sums advanced to the Executive by the Company in respect of the period of incapacity.
10.	Outside Interests

During the Employment (including without limitation during any period for which clause 13.2 is operated) the Executive shall not (save with the prior written consent of the Board):

(a)

directly or indirectly be engaged, concerned or interested in any capacity in any business, trade or occupation (including without limitation the setting up of any business, trade or occupation) other than that of the Company except as a holder of not more than five per cent of the issued shares or securities of any companies which are listed or dealt in on any recognised stock exchange or market. For this purpose “occupation” shall include any public, private, or charitable work which the Board considers may hinder or interfere with the performance of the Executive’s duties; or

(b)

introduce to any person, firm or company other than any Group Member, or transact for the account of himself or any other person, firm or company other than any Group Member, business of any kind with which the Company is able to deal.

11.	Intellectual property
11.1

The Executive will promptly disclose and deliver to the Company for the exclusive use and benefit of the Company or any other Group Member full details of any Inventions upon the making, devising or discovering of the same during the Employment, irrespective of whether they were so made, devised or discovered during normal working hours or using the facilities of the Company or any other Group Member. The Executive will, irrespective of the termination of the Employment, give all information and data in his possession as to the exact mode of working, producing and using the same and will also at the expense of the Company give all such explanations, demonstrations and instructions to the Company as the Board may deem appropriate to enable the full and effectual working, production or use of the same.

11.2

The Executive will, without additional payment to him (except to the extent provided in Section 40, Patents Act 1977 or any similar provision of applicable law), whether or not during the continuance of the Employment, at the expense of the Company, promptly execute and do all acts, matters, documents and things necessary to enable the Company or its nominee to apply for and obtain any or all applicable Intellectual Property Rights in any or all countries relating to any Inventions or other materials produced by the Executive during the Employment.

[10.2.2] [Neil Murray Services Agreement 120710.pdf] [Page 6 of 18]

11.3	The Executive:
(a)

will do anything necessary to confirm vesting of title to any or all applicable Intellectual Property Rights (except only to the extent that such Intellectual Property Rights fail to vest in the Company) in any or all countries relating to any Inventions or other materials produced by the Executive during the Employment in the Company or its nominee absolutely;

(b)

with full title guarantee hereby assigns (insofar as title to them does not automatically vest in the Company as a consequence of the Employment) to the Company by way of future assignment all copyrights arising in any original material (including without limitation source code and object code for software) produced by the Executive during the Employment, whether during the normal hours of work of the Company or otherwise or at the premises or using the facilities of the Company or otherwise, being the exclusive right to do and to authorise others to do any and all acts restricted by the Copyright Designs and Patents Act 1988 in relation to such material in the United Kingdom together with copyright in all other countries of the world (and/or any similar rights in countries where such rights exist) for the whole term of such copyright including any extensions or renewals thereof and including the right to sue for damages and other remedies in respect of any infringements of the copyrights in such material or conversion of infringing copies of the material prior to the date of this Agreement to hold unto the Company absolutely; and

(c)

waives all moral rights arising from any such original material so far as the Executive may lawfully do so in favour of the Company and for the avoidance of doubt this waiver shall extend to the licensees and successors in title to the copyright in the said material.

11.4

Without prejudice to the generality of Clauses 11.2 and 11.3, the Executive hereby irrevocably and by way of security appoints the Company as his attorney in his stead to do all such things and execute all such documents as may be necessary for or incidental to grant to the Company the full benefit of this Clause.

11.5

The Executive will do nothing (whether by omission or commission) during the Employment or at any times thereafter to affect or imperil the validity of any Intellectual Property Rights obtained, applied for or to be applied for by the Company or its nominee. In particular without limitation the Executive shall not disclose the subject matter of any Inventions which may be patentable before the Company has had the opportunity to apply for any patent or patents. The Executive will at the direction and expense of the Company promptly render all assistance within his power to obtain and maintain such Intellectual Property Rights or any application for any extension of them.

11.6	Nothing in this Agreement obliges the Company or any Group Member to seek patent or other protection for any Invention or to exploit any Invention.
11.7	The Executive agrees to enter into and be bound by an IPR Assignment in the form set out in Appendix 1.
11.8	For the purpose of this clause the following words have the following meanings:-
(a)

“Intellectual Property Rights” means copyrights, patents, utility models, trade marks, service marks, design rights (whether registered or unregistered), database rights, semiconductor topography rights, proprietary information rights and all other similar proprietary rights and applications for such rights as may exist anywhere in the world and any applications, extensions and renewals in relation to any of these rights;

(b)

“Inventions” means all inventions, improvements, modifications, processes, formulae, models, prototypes and sketches, drawings, plans or specifications for them or other matters which the Executive alone or with one or more others may make, devise or discover during the Employment and which pertain or are actually or potentially useful to the commercial or industrial activities from time to time of the Company or any Group Member or the processes or machinery of the Company or any Group Member for providing the services or making the products of the Company or any Group Member or which pertain to result from or are suggested by any work which the Executive or any employee has done or may do during the Employment for the Company or any Group Member;

12.	Confidentiality
12.1

The Executive acknowledges that during the Employment (and possibly also prior to its commencement) the Executive will have access to and be entrusted with information in respect of the technology, business and financing of the Company and that of its clients, customers, suppliers, agents and business associates and likewise in relation to Group Members that amounts to a trade secret, is confidential or is commercially sensitive (the “Confidential Information”). Confidential Information includes by way of example only

(a)

know-how, technical designs, drawings, diagrams or specifications relating to the systems, products or services of the Company or any of its clients, customers, suppliers, agents, business associates or Group Members;

[10.2.2] [Neil Murray Services Agreement 120710.pdf] [Page 7 of 18]

(b)

details of current activities and current and future business strategies and tactics including (without limitation) those relating to property consultancy, services, management, advertising, sales and marketing, the acquisition or disposal of a company or business or part thereof or any proposed expansion or contraction of activities;

(c)	the research and development of new compounds, systems, products or services;
(d)	external consultants, contractors and suppliers and their services, designs, production and delivery capabilities;
(e)	clients and details of their particular requirements and businesses and the terms of business with them;
(f)	details of employees and officers of the Company or any Group Member and of the remuneration and other benefits paid to them;
(g)

costings, profit margins, discounts, rebates, pricing, payment and credit policies and other financial information and procedures and systems for the foregoing whether of the Company or of any client, customer, supplier, agent or business associate of the Company; and

(h)

any document or intangible material clearly marked ‘confidential’, information which the Executive is told is confidential or any other information of a private, confidential or secret nature concerning the Company or any Group Member and any information which has been given to the Company or any Group Member in confidence by clients, customers, suppliers, agents, business associates or other persons.

12.2

The Executive shall keep secret and shall not use or disclose to any person any of the Confidential Information other than for the proper performance of the Executive’s duties or as directed by the Company or through any failure to exercise due care and diligence, cause any unauthorised disclosure of Confidential Information to any person.

12.3	Without prejudice to clause 17; clause 12.1 and the restrictions contained in clause 12.2 shall also apply after termination of the Employment for whatever reason.
12.4	Clause 12.1 and the restrictions contained in clause 12.2 shall not apply to any Confidential Information to the extent that the Executive:
(a)	can demonstrate was:
(i)	known to the Executive prior to the commencement of the Employment; or
(ii)	is in the public domain,

other than as a result of a breach of clauses 12.1 and 12.2 or breach of an analogous provision by any person, including other employees of the Company; or

(b)	is required to disclose by any court or regulatory body of competent jurisdiction.
12.5

All notes, memoranda, samples and other documents and materials (in whatever form) containing Confidential Information or otherwise relating to the business of the Company or any Group Member (whether created or acquired by the Executive or otherwise) shall be:

(a)	the property of the Company or the relevant Group Member; and
(b)

surrendered by the Executive to the Company or the relevant Group Member (or irretrievably deleted by the Executive where incapable of surrender) at the termination of the Employment or at the request of the Company or the relevant Group Member at any time during the course of the Employment.

12.6

Nothing in this agreement shall prevent the Executive following termination of the Employment from using information which becomes part of his professional skill and knowledge and which does not include any Confidential Information of the Company.

13.	Termination
13.1	Notice of Termination
(a)	Either party may terminate the Employment by giving to the other four months’ notice in writing.
(b)

The Executive’s retirement age is 65 and, subject to any legal obligation on the Company to consider extending the Employment past that age. the Employment will terminate on the date the Executive reaches that age.

[10.2.2] [Neil Murray Services Agreement 120710.pdf] [Page 8 of 18]

13.2

If written notice is given by the Executive or by the Company to terminate the Employment or in circumstances where the Executive has purported to resign without giving due notice the Company may, subject to clause 13.3:

(a)	require the Executive to perform such duties as the Board may direct;
(b)	require the Executive to perform no duties;
(c)

require the Executive not to have any communication with any Counterparty or Prospective Counterparty of the Company (as defined in clause 17.1) or any Group Member in relation to the business of the Company or any Group Member:

(d)

require the Executive not to contact or have any communication with any employee, officer, director, agent or consultant of the Company or of any Group Member in relation to the business of the Company or any Group Member; and

(e)	require the Executive not to remain or become involved in any respect with the business of the Company or any Group Member except as required by such Group Member or Company,

and in each case the Company will continue to pay the Executive salary and provide all other benefits arising under this agreement during the period of notice except that notwithstanding any other terms of this agreement bonus or other performance related benefits shall not accrue. During such period of notice, the Executive shall remain an employee of the Company and bound by the terms of his contract of employment. The periods for which the restrictions in clause 17 apply shall be reduced by any period that the Executive has been excluded pursuant to this clause 13.2.

13.3

The Company may in its sole and absolute discretion terminate the Executive’s employment forthwith at any time (whether or not notice to terminate has already been given) by paying the Executive a lump sum equal to his basic salary, bonus and benefits (as at the Termination Date) in accordance with clause 5.1 in lieu of any required notice or balance of such notice, together with any accrued but untaken holiday pay entitlement pursuant to clause 8.

13.4

Where the Company terminates this agreement otherwise than in accordance with the provisions of clause 13.2 or 13.3 (subject always to the provisions of clause 13.6) the Executive shall not be entitled to enforce any claim as a contractual debt or as liquidated damages and his sole remedy will be a claim in damages and any such damages to which the Executive may be entitled shall be calculated in accordance with ordinary common law principles including those relating to mitigation of loss.

13.5

The Executive hereby irrevocably authorises the Company to appoint such person in his place and on his behalf to do all such things and execute all such documents which he is obliged to execute and do under this agreement (including without limitation those documents which may be necessary for, or incidental to, his resignation from office and transfer of shares).

13.6

Notwithstanding clauses 13.1 and 9.3, the Company shall be entitled to terminate the Employment summarily by written notice and without any payment in lieu of notice (but without prejudice to the rights and remedies of the Company for any breach of this agreement and to the Executive’s continuing obligations under this agreement):

(a)

if the Executive commits any serious or wilful or (after warning) persistent breach or breaches of any express or implied term of his employment or refuses or neglects to comply with any reasonable direction of the Company;

(b)

if the Board has reason to believe that the Executive has committed any criminal offence or been guilty of any dishonesty or serious misconduct in each case whether during the performance of his duties or otherwise which in the opinion of the Board renders the Executive unfit to continue as an executive of the Company;

(c)

if the Board has reason to believe the Executive has done anything which would be likely adversely to prejudice the reputation or interests of the Company or any Group Member for which the Executive has performed duties during the Employment;

(d)

if the Executive shall petition for a bankruptcy order or have a bankruptcy order made against him or take the benefit of any legislation for the relief of insolvent debtors or make any composition with his creditors or shall become prohibited by law from being a director or taking part in the management of the Company whether under the Company Directors Disqualification Act 1986 or any statutory modification or re-enactment thereof for the time being in force or otherwise;

(e)

if the Executive has, in the opinion of the Board, failed to perform his duties to a standard satisfactory to the Board, after having received a written warning from the Company relating to the same; or

[10.2.2] [Neil Murray Services Agreement 120710.pdf] [Page 9 of 18]

(f)

if the Executive fails or ceases to meet the requirements of, or is guilty of a serious breach of the rules of, any regulatory body or any other entity whose consent or approval is required to enable the Executive to undertake all or any of his duties or if the warranties by the Executive at clause 2 are found to be misleading or incorrect.

14.	Suspension

If the Company has reason to suspect that any one or more of the events set out in clause 13.6 has occurred or if the Company has reason to suspect the Executive has acted or omitted to act in a manner which amounts to misconduct, the Company may suspend the Executive on such terms as to payment of salary and other benefits or otherwise as the Company may think fit pending further investigations PROVIDED THAT in the event of any such suspension being made the Executive shall have the right to terminate his employment forthwith by notice in writing to the Company.

15.	Grievance, Disciplinary and Dismissal Procedure
15.1

If the Executive has any grievance relating to the Employment he should raise the matter with the Chairman of the Company in writing and he should state the basis for the grievance. The Executive will be invited to a meeting to discuss the matter. After the meeting, the Chairman will respond to the Employee as soon as practicable. If the matter is not then settled the Executive may submit an appeal in writing to the Board. An appeal meeting will be convened and the Executive will be invited to attend. The Executive will be given a written response as soon as practicable thereafter. The appeal decision will be final. This policy does not form part of the Executive’s contract of employment.

15.2	A copy of the disciplinary rules and procedures of the Company can be obtained from the Company secretary. They do not form part of the Executive’s contract of employment.
16.	Duties upon Termination

Upon termination of the Employment for whatever reason or after notice having been served at the request of the Company the Executive shall immediately:

(a)

hand over to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business of the Company or any Group Member, any magnetic discs on which information relating to the business is stored and any keys, credit cards and other property of the Company or any Group Member (including in particular any car provided to the Executive) which may be in his possession, custody, care or control and shall provide a signed statement that he has complied fully with the terms of this clause;

(b)

irretrievably delete any confidential information relating to the business of the Company or any Group Member stored on any magnetic or optical disc or memory and all matter derived therefrom which is in his possession, custody, care or control outside the premises of the Company and shall produce such evidence of compliance with this sub-clause as the Company may require;

(c)	comply with the provisions of clauses 13.5 and 13.6 of this agreement, and
(d)	provide a signed statement that he has complied fully with his obligations under this clause 16.
17.	Restrictions

Definitions

17.1	For the purposes of this clause the following words have the following meanings:
(a)	“Counterparty” means any supplier, client, customer, person, firm, company or other entity whatsoever.
(i)	who or which is an investor in the Company at the Termination Date or who or which invested in the Company at any time in the period of 12 months immediately preceding the Termination Date;
(ii)

who or which had regular dealings with the Company in connection with or arising out of the business of the Company at the Termination Date or at any time in the period of 12 months immediately preceding the Termination Date (and shall include without limitation any person, company, or other entity with whom there was an actual arrangement for a joint venture with the Company or an arrangement for the provision of goods or services to, by, or in conjunction with the Company),

(iii)

who or which is a client or customer of the Company at the Termination Date or who or which was a client or customer of the Company at any time in the period of 12 months immediately preceding the Termination Date;

[10.2.2] [Neil Murray Services Agreement 120710.pdf] [Page 10 of 18]

and in each case:

(iv)	with whom or with which the Executive had material dealings in the course of the Employment;
(v)	of or about whom the Executive acquired confidential information as set out in clause 11 or trade secrets or material knowledge or material information in the course of the Employment, or
(vi)	with whom or with which any employee who was under the direct or indirect supervision of the Executive had material dealings in the course of his employment,

at any time in the period of 12 months immediately preceding the Termination Date;

(b)

“Prospective Counterparty” means any supplier, client, customer, person, firm, company or other entity whatsoever with whom or with which the Company shall during the 12 months immediately preceding the Termination Date have had negotiations or discussions regarding:

(i)	possible investment in the Company;
(ii)	having regular dealings with the Company in connection with or arising out of the business of the Company,

and in each case:

(iii)	with whom or which during such period the Executive shall have had material dealings in the course of the Employment;
(iv)	of whom or which during such period the Executive shall have acquired Confidential Information or trade secrets or material knowledge or material information in the course of the Employment; or
(v)	with whom or which during such period any employee who was under the direct or indirect supervision of the Executive had material dealings in the course of his employment,

during the period of 12 months immediately preceding the Termination Date;

(c)

“Restricted Area” means the United Kingdom, the United States of America, the Republic of South Africa and each country within the European Union in respect of which the Company or any Group Member has or is planning to have material business operations as at the Termination Date;

(d)

“Restricted Business” means the business of the Group including but not limited to the design, manufacture, production or research of online technology platforms and related software and equipment but limited to the activities with which the Executive was concerned or involved in the course of his employment during the 12 month period immediately prior to the Executive ceasing to be employed or for which the Executive has been responsible during such period;

(e)	“Restricted Person” means any person who is employed at the Termination Date or has at any time in the period of six months prior to the Termination Date been:
(i)	employed by the Company; or
(ii)	engaged as a consultant to the Company;

and in either case in a senior executive or a senior technical or senior advisory capacity in the Restricted Business and who was known to or worked with the Executive during that period.

17.2

The Executive shall not either personally or by an agent and either on his own account or for or in association with any other person directly or indirectly for a period of four months after the Termination Date:

(a)

carry on or be employed, engaged or interested in any capacity in either any business which as at the Termination Date is competitive with a Restricted Business within a Restricted Area or any business, which as at the Termination Date is reasonably considered to be planning to compete or has taken any active steps to compete with a Restricted Business within a Restricted Area;

(b)

in competition with the Company, in respect of Restricted Business, solicit business from or canvass or entice away or endeavour to solicit business from, or canvass or entice away any Counterparty or Prospective Counterparty;

[10.2.2] [Neil Murray Services Agreement 120710.pdf] [Page 11 of 18]

(c)	in competition with the Company, in respect of Restricted Business, have any business dealings with, any Counterparty or Prospective Counterparty:
(d)

interfere or take such steps as may be likely to interfere with the continuance of supplies to the Company in respect of the Restricted Business (or the terms relating to such supplies) from any Counterparty or Prospective Counterparty or seek to damage the relationship between any such person and the Company;

(e)

solicit or induce or endeavour to solicit or induce any person who, on the Termination Date, was a Restricted Person to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract; or

(f)	employ or otherwise engage in Restricted Business any person who, on the Termination Date was a Restricted Person.
17.3

Nothing in this clause 17 shall prevent the Executive from being engaged in or by. or participating in, any business or entity to the extent that any of the Executive’s activities for such business or entity shall relate solely to:

(a)	geographical locations in which the business or entity does not compete or seek to compete with the Company In the Restricted Business; and
(b)	matters of a type with which the Executive was not materially concerned in the 12 months immediately preceding the Termination Date.

17.4	If the Executive receives an offer to be employed or engage in a business concern during the Employment, the Executive shall give the person making the offer a copy of this clause 17.
17.5	Group Members
(a)

The provisions of clauses 17.1 to 17.3 inclusive shall apply equally where, during the period of six (6) months prior to the Termination Date, the Executive was engaged in or responsible for the business of any Group Member (each of which Group Member is hereinafter called “Relevant Company”).

(b)

In addition to the covenants given by him in clauses 17.1 to 17.3 above the Executive hereby covenants with the Company (which for the purposes of this paragraph shall act as trustee for each Relevant Company) in relation to each of the clauses 17.1 to 17.3 inclusive as if every reference therein to the Company was a reference to the Relevant Company and the definitions of “Counterparty”, “Prospective Counterparty”, “Restricted Business” and “Restricted Person” in clause 17.1 apply with the substitution of the “Relevant Company” for the Company.

18.	Data Protection
18.1

The Executive agrees that personal data (other than sensitive personal data) relating to him and to his employment with the Company may to the extent that it is reasonably necessary in connection with his employment or the business of the Group in any jurisdiction:

(a)	be collected and held (in hard copy and computer readable form) and processed by the Company; and
(b)

be disclosed or transferred to other employees of the Company or any other Group Member and their employees; any other persons as may be reasonably necessary; and as otherwise required or permitted by law.

18.2

The Executive agrees that the Company may process sensitive personal data relating to him, including medical details and details of gender, race and ethnic origin. Personal data relating to gender, race and ethnic origin will be processed by the Company only for the purpose of monitoring any equal opportunities policy the Company may operate, with a view to enabling equal opportunities to be promoted and maintained. The Executive agrees that the Company may disclose or transfer such sensitive personal data to other persons if it is required or permitted by law to do so or, in the case of personal data relating to gender, race or ethnic origin, for the purpose of monitoring or enabling the monitoring of any equal opportunity policy of the Company.

18.3

The Executive consents to the transfer and disclosure of personal data as set out above which shall apply regardless of the country to which the data is to be transferred whether within or outside the European Economic Area. Where the disclosure or transfer is to a person resident outside the European Economic Area, the Company shall take reasonable steps to ensure that the Executive’s rights and freedoms in relation to the processing of the relevant personal data are adequately protected.

[10.2.2] [Neil Murray Services Agreement 120710.pdf] [Page 12 of 18]

18.4

The Company may, from time to time, monitor the Executive’s use of the internet and of email communications received, created, stored, sent or forwarded by the Executive on equipment provided by the Company to the Executive for the performance of his duties where reasonably necessary to check facts relevant to the business, ensure compliance with Company policies and procedures and investigate or detect unauthorised use of the Company system.

19.	Notices
19.1	Any notice or other written communication given under or in connection with this agreement shall be delivered personally or sent by pre-paid recorded delivery or registered post or by facsimile.
19.2

The address for service of the Company shall be its registered office marked for the attention of the managing director and in the case of the Executive shall be his address stated in this agreement or if any other permanent address has previously been notified to the Company to the address so notified.

19.3	Any notice or other written communication shall be deemed to have been served:
(a)	if delivered personally, at the time of delivery;
(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the time of posting;
(c)

if sent by facsimile message, at the time of transmission (if sent during normal business hours, that is 9.30 to 17.30 local time) in the place from which it was sent or (if not sent during such normal business hours) at the beginning of the next Business Day in the place from which it was sent.

19.4

In proving service it shall be sufficient to prove that personal delivery was made, or that such notice or other written communication was properly addressed stamped and delivered into the custody of the postal authority as a recorded delivery or registered post or in the case of a facsimile message that an activity or other report from the sender’s facsimile machine can be produced in respect of the notice or other written communication showing the recipient’s facsimile number and the number of pages transmitted.

20.	Deductions

For the purposes of the Employment Rights Act 1996 the Executive consents to the deduction from any sum otherwise payable to the Executive by reason of the Employment (or its termination) the value of any claim of whatever nature and in whatever capacity that the Company may have against the Executive, including but not limited to:

(a)	overpayment of wages or expenses;
(b)	loans or advances on wages which the Company may from time to time make to the Executive; and
(c)	the cost of repairing any damage or loss to the Company’s property caused by the Executive.

21.	Third Party Rights

No term of this agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

22.	Miscellaneous
22.1

Save as expressly provided in this agreement no term or provision of this agreement shall be varied or modified by any prior or subsequent statement, conduct or act of any party. The Company and the Executive may amend this agreement only by letter or written instrument signed by both the Company and the Executive.

22.2

The headings to the clauses and any underlining in this agreement and in any schedule are for ease of reference only and shall not form any part of this agreement for the purposes of construction or interpretation.

22.3

Subject to any other agreements pertaining to the Executive’s rights as a shareholder of the Company remaining in force, this agreement sets out the entire agreement and understanding between the Company and the Executive and between any Group Member and the Executive and supersedes all prior agreements, understandings or arrangements whether oral or written or implied in connection with the Employment save only for any terms implied by law. The Executive acknowledges and warrants that he is not entering into this agreement in reliance on any representation not expressly set out in this agreement.

[10.2.2] [Neil Murray Services Agreement 120710.pdf] [Page 13 of 18]

22.4

If at any time any term or provision in this agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this agreement shall not be affected.

23.	Law and Jurisdiction

This agreement shall be governed by and construed in accordance with the law of England and Wales and each party to this agreement submits to the non-exclusive jurisdiction of the courts of England and Wales.

[10.2.2] [Neil Murray Services Agreement 120710.pdf] [Page 14 of 18]

Intellectual Property Assignment

THIS DEED dated  22 December 2009                   is made between:

PARTIES

(1)	NEIL MURRAY (the “Assignor”); and
(2)	MIMECAST LIMITED whose registered office is at 2-8 Balfe Street, London, N1 9EG (company registration number 04698693) (the “Assignee”).

RECITALS

(A)	The Assignor is the Chief Technology Officer of the Assignee.
(B)	The Assignor has agreed to assign to the Assignee all of its intellectual property rights in the Assigned IPR on the terms set out below.

WHEREBY IT IS AGREED as follows:

l.	INTERPRETATION

The definition in this clause applies in this agreement.

“Assigned IPR” means the Founder IPR;

“Founder IPR” means all Intellectual Property Rights that are owned by the Assignor and which were created or acquired in connection with any Group Company or the business of any Group Company;

“Group Company” means the Assignee, any subsidiary of the Assignee, any holding company of the Assignee and any subsidiary of such holding company as at the date of this agreement;

“Intellectual Property Rights” means patents, rights to inventions, copyright and related rights, trade marks, trade names and proprietary rights in domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (and rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection or rights or forms of protection having an equivalent effect, which subsist or will subsist, now or in the future, in any part of the world;

2.	ASSIGNMENT
2.1

In consideration of the sum of £1 exclusive of value added tax (receipt of which the Assignor hereby acknowledges), the Assignor hereby assigns (insofar as such rights are owned by the Assignor and title to them has not already automatically vested in the Assignee as a consequence of the Assignor’s employment by the Assignee) to the Assignee the following rights:

2.1.1	all Intellectual Property Rights in the Assigned IPR;
2.1.2	all rights in any unregistered trade marks used by any Group Company;
2.1.3	all rights to bring any proceedings and obtain any remedy in respect of any infringement of the Assigned IP, irrespective of when such infringement occurred or occurs;
2.1.4	all rights to claim priority from any of the Assigned IPR; and
2.1.5	all rights to any continuations, continuations in part, divisions, extensions, amendments, conversions, reissues, re-examinations, renewals or restorations of the Assigned IPR.
3.	PROCEEDINGS

The Assignor agrees and undertakes to provide to the Assignee (at its request) and at the cost and expense of the Assignee all reasonable assistance with any proceedings which may be brought by or against the Assignee against or by any third party relating to the rights assigned by this agreement.

4.	WARRANTIES

The Assignor warrants that, at the date of this agreement:

4.1.1	the Assignor is the sole owner of all Intellectual Property Rights in the Assigned IPR;

[10.2.2] [Neil Murray Services Agreement 120710.pdf] [Page 15 of 18]

4.1.2

with the exception of any licence or assignment of rights in the Assigned IPR that the Assignor has granted to any Group Company the Assignor has not licensed or assigned or otherwise encumbered any rights in the Assigned IPR to any third party in any part of the world; and

4.1.3	so far as the Assignor is aware:
4.1.3.1	the Assigned IPR does not infringe the statutory or common law rights of any third party; and
4.1.3.2	no third party is infringing the statutory or common law rights in the Assigned IPR.u
5.	FURTHER ASSURANCE

The Assignor shall at the cost and expense of the Assignee do or procure to be done ail such further acts and things, and execute or procure the execution of all such other documents, as the Assignee may from time to time reasonably require in order to give the Assignee the full benefit of this agreement, whether in connection with any registration of title or other similar right or otherwise.

6.	WAIVER OF MORAL RIGHTS

The Assignor, being the sole author of the Assigned IPR, waives absolutely his moral rights arising under Chapter 4 of the Copyright, Designs and Patents Act 1988 and, so far as is legally possible, any broadly equivalent rights he may have in any territory of the world.

7.	GOVERNING LAW AND JURISDICTION
7.1

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

7.2

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

AS WITNESS the hands of the parties hereto or their duly authorised agents the day and year first above written.

SIGNED as a DEED and DELIVERED by NEIL MURRAY in the presence of:	) ) /s/ Neil Murray )

witness signature

witness name

witness address

witness occupation

EXECUTED and DELIVERED as a DEED By MIMECAST LIMITED	) /s/ Christopher Fitzgerald ) Director )
) /s/ Peter Campbell ) Director/Secretary

[10.2.2] [Neil Murray Services Agreement 120710.pdf] [Page 16 of 18]

DATED: June 12, 2015

MIMECAST LIMITED

and

NEIL MURRAY

DEED OF AMENDMENT

5 New Street Square | London EC4A 3TW Tel +44 (0)20 7300 7000 Fax +44 (0)20 7300 7100 DX 41 London www.taylorwessing.com

[10.2.4] [Murray - Deed of Amendment.pdf] [Page 1 of 3]

THIS AGREEMENT is made on June 12, 2015

BETWEEN

(1)	MIMECAST LIMITED whose registered office is at 2-8 Balfe Street, London N1 9EG (company registration number 04698693) (the “Company”); and
(2)	NEIL MURRAY (the “Executive”).

INTRODUCTION

The service agreement between the Executive and the Company dated 22 December 2009 (the “Agreement”) contains the terms and conditions relevant to the Executive’s employment by the Company and it is agreed by the parties that the Agreement be amended as set out in clause 1 of this deed.

1.	Operative Provisions
1.1

Clause 5.1 (a) of the Agreement is amended so that the Executive shall be paid a basic salary of £170,000 per annum for the proper performance of his duties, which shall be subject to deduction of tax and National Insurance contributions.

1.2	Clause 5.1 (c) of the Agreement is amended so that the bonus payable to the Executive under the current plan will be up to £85,000 per annum and will be subject to prior deductions as required by law.
1.3	All other provisions of the Agreement remain unaffected by this deed.
1.4	This deed is governed by and shall be construed in accordance with the laws of England and Wales.

IN WITNESS whereof this Agreement has been executed the day and year first above written.

[10.2.4] [Murray - Deed of Amendment.pdf] [Page 2 of 3]

EXECUTED as a deed	)
by the Company by:	)
)
/s/ Peter Campbell
Director
In the presence of:

Witness: /s/ Illegible

Name: Illegible

Address: Illegible

EXECUTED as a deed by the Executive	)
)
)
)
/s/ Neil Murray
The Executive
in the presence of:

Witness: /s/ Illegible

Name:

Address:

2
[10.2.2] [Murray - Deed of Amendment.pdf] [Page 3 of 3]